Exhibit 10.1
RESTATED AND SUPERSEDING
EMPLOYMENT AGREEMENT
This Restated and Superseding Employment Agreement (“this Agreement”), dated as of April 28, 2011 (the “Effective Date”), is by and between Chad C. Deaton (the “Executive”) and Baker Hughes Incorporated, a Delaware corporation (the “Company”).
Whereas, the Company, through its Board of Directors (the “Board”), and the Executive have agreed on the timing and manner of the transition of his duties as Chief Executive Officer (“CEO”) of the Company; and
Whereas, the Board desires to retain the Executive’s services as Executive Chairman for a time following his relinquishment of his duties as CEO, and the Executive is agreeable to serve in that capacity conditioned on the terms and conditions stated herein;
Now, therefore, in consideration of their respective promises and covenants herein contained, and intending to be legally bound hereby, the Company, through its lawful and authorized representatives, and the Executive (“the Parties”) hereby agree as follows:
     1. Continued Service as CEO. The Executive agrees to continue to serve, and the Company agrees to continue to employ the Executive, as CEO through midnight on December 31, 2011. The Amended and Restated Employment Agreement, effective January 1, 2009 (“2009 Agreement”), and the Amended and Restated Change in Control Agreement, effective January 1, 2009 (“CIC Agreement”), between the Executive and the Company shall continue in effect in all respects during the Executive’s continued employment as CEO of the Company. The Executive also will continue to serve as Chairman of the Board through December 31, 2011.
     2. Termination of Prior Agreements. Except as otherwise provided in this Agreement, the 2009 Agreement and the CIC Agreement shall terminate, and no longer have effect, as of midnight on December 31, 2011. The provisions of section 3.4 of the CIC Agreement are incorporated herein by reference and shall continue to apply to any payments or benefits provided for under this Agreement and any other plan or agreement with the Company.

     3. Relinquishment of CEO Duties. The Executive, pursuant to this Agreement and without further action on his part, will relinquish his duties as CEO of the Company as of midnight on December 31, 2011 and, as of 12:01 a.m. on January 1, 2012, pursuant to this Agreement and without further action on the part of the Parties, will become Executive Chairman of the Board. At that time, the terms and conditions of this Agreement with respect to the Executive’s continued employment shall supersede those of the 2009 Agreement, except to the extent that provisions of the 2009 Agreement are incorporated herein.
     4. Term of Employment as Executive Chairman. The Company agrees to employ the Executive, and the Executive accepts such employment on the terms and conditions herein set forth, as Executive Chairman commencing on January 1, 2012 and continuing through January 31, 2013; provided that on February 1, 2013, and each anniversary of February 1 thereafter, this Agreement automatically shall renew for a term of one year unless either of the Parties provides written notice on or before the preceding December 1 that the employment relationship and this Agreement shall terminate on the next January 31. The Executive’s employment as Executive Chairman shall be subject to his re-election to the Board by the Company’s stockholders at the Company’s regular Annual Meetings.
     5. Duties. The Executive’s duties as Executive Chairman shall consist of chairing the Board and general oversight, on behalf of the Board, of Company operations as carried out by senior executive management and shall be consistent with the Parties’ intention that he will devote his efforts to supporting the new CEO with regard to the execution of his responsibilities and providing a degree of continuity of senior executive management immediately following the transition of responsibilities to the new CEO. The Executive may perform such duties from any location that is convenient to him so long as performance from such location does not materially adversely affect such performance. The Parties agree that the Executive, except for the foregoing commitments to the Company, shall have the flexibility and freedom to pursue and engage in other business opportunities and activities outside the Company provided those activities do not constitute a conflict of interest with regard to his duties to the Company.
     6. Continuation of Employment. The Executive shall continue as an executive employee and officer of the Company for the entire duration of his service as Executive Chairman, without any interruption in service as a result of his relinquishing CEO responsibilities, and shall be so treated for all purposes, including with respect to participation in compensation and benefits plans of the Company except to the extent as may be otherwise provided in this Agreement.

     7. Compensation. During his service as the Executive Chairman, the Executive shall receive the following compensation and benefits:
     (a) The Company shall pay the Executive a base salary, annualized, of $750,000 (“Base Salary”) during the initial term of this Agreement commencing on January 1, 2012, payable in periodic amounts in accordance with its customary payroll practices for senior executive officers. The Parties may adjust the amount of the Base Salary by mutual agreement should this Agreement be renewed beyond its initial term.
     (b) The Executive shall be eligible to participate in the Company’s Annual Incentive Compensation Plan (or any successor) on the same basis as other senior executive employees and officers, with a target bonus percentage, expressed as a percentage of his Base Salary, of 120 percent.
     (c) Except as provided herein, the Executive shall continue to be eligible for, and to receive, all compensation, benefits and perquisites available to senior executive employees and officers, including but not limited to all Company Supplemental Retirement Plan contributions, pension contributions and accruals, Company thrift plan contributions, and medical-related, life and disability insurance and other benefits and insurance coverages, on the same basis as other senior executive employees and officers. With regard to perquisites, payments will continue to be in accord with the Company’s Executive Perquisite Program.
     (d) Subject to section 13(c) of this Agreement, the Executive’s restricted stock awards and stock options existing as of December 31, 2011, to the extent not vested, will continue to vest pursuant to their terms during his service as Executive Chairman. If the Executive continues his employment with the Company until January 31, 2013, all restricted stock awards and stock options existing as of December 31, 2011, to the extent not vested as of January 31, 2013, shall vest in full on that date, and the Executive shall have a fully vested, non-forfeitable right to such stock and to exercise such stock options pursuant to their terms on and after that date.
     (e) Subject to section 13(c) of this Agreement, the Executive’s performance unit awards existing as of December 31, 2011, will continue to vest and be earned in accordance with their terms during his service as Executive Chairman, subject to the achievement of the performance metrics applicable for such awards. If the Executive continues his employment with the Company until January 31, 2013, all of his performance unit awards existing as of December 31,

2011, to the extent not vested on January 31, 2013, shall vest in full and be fully earned, without any proration, as of January 31, 2013, subject to the achievement of the performance metrics applicable for such awards. Payments under such performance unit awards shall be made at the times specified in the applicable performance unit agreements.
     (f) For the avoidance of doubt, the Company confirms that (i) the Executive has fully nonforfeitable interests in his accrued benefits earned under the Baker Hughes Incorporated Pension Plan, the Baker Hughes Incorporated Thrift Plan and the Baker Hughes Incorporated Supplemental Retirement Plan (including with regard to any Company contributions, deferrals or accruals thereunder made after December 31, 2011), and (ii) upon termination of employment, the Executive will be deemed to have “retired” for purposes of exercising his stock options.
     (g) The Executive’s accrued but unused vacation, as of December 31, 2011, shall be paid to him in a lump sum within 30 days following his relinquishment of the CEO duties. The Executive will not accrue or earn paid vacation as Executive Chairman.
     (h) In his capacity as Executive Chairman the Executive will not be eligible to participate in the Baker Hughes Incorporated Change in Control Severance Plan (or successor plan), an individual change in control severance agreement (not including this Agreement) or the Baker Hughes Incorporated Executive Severance Plan (or successor plan), it being understood that the sole severance benefits and amounts payable to the Executive in the event of his termination shall be those specified in this Agreement.
     (i) The only long-term incentive award that shall be granted to the Executive in his capacity as Executive Chairman shall be the award described in this section 7(i). The Company shall grant to the Executive a restricted stock unit award (“Award”). Notwithstanding any other provision of this Agreement, the Award provided for in this section 7(i) shall vest with respect to 37,500 shares of the Company’s Common Stock on each of January 31, 2013, and the second anniversary of the Executive’s termination from employment, or fully upon the Executive’s death or Section 409A Disability (as defined in the 2009 Agreement), if earlier; and the Award, to the extent unvested, shall be forfeited if the Executive’s employment with the Company terminates prior to January 31, 2013 (other than by the Company without Cause, by the Executive for Good Reason, or by reason of death or Disability as defined herein) or if the Executive violates section 11 of this Agreement.

     8. Administrative Support and Expenses. The Company shall provide the Executive with a suitable office at its principal offices in Houston, Texas and such administrative support as the Executive reasonably requires in connection with the performance of his duties under this Agreement, and shall promptly reimburse the Executive for expenses (including those related to travel) reasonably incurred in connection with such duties in accordance with the Company’s expense reimbursement policy.
     9. Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by law. The Executive will be entitled to the benefit of any insurance policies the Company maintains for the benefit of its officers and directors against all liabilities, claims, costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made, or threatened to be made, a party, witness or other participant by reason of being a director, officer or employee of the Company. Additionally, the Indemnification Agreement effective October 25, 2004, as amended effective January 1, 2009, between the Executive and the Company shall continue in effect during the Executive’s service as Executive Chairman and for such periods of time following the termination of his employment as Executive Chairman as are established in paragraph 21 (or elsewhere) of that Indemnification Agreement. Additionally, if the Company fails to administer any provision of this Agreement consistent with its terms and intent, the Company shall indemnify the Executive fully for any financial liability to the Executive resulting from such error.
     10. Retirement. Upon the Executive’s termination of employment with the Company after December 31, 2011, for any reason (including death) other than by the Company for Cause, the Executive, without further action on his part, shall be deemed and treated as having retired for all purposes including, but not limited to, eligibility to participate in the Company’s retiree health plans and shall be deemed to have satisfied any related length of service requirements with respect to such health plans (if termination is due to the Executive’s death, his surviving spouse shall be eligible to participate in such retiree health plans).
     11. Non-competition. The Executive, following his termination of employment, shall comply with the restrictive covenants set out in section 9, sub-parts (a), (b) and (c), of the 2009 Agreement for the time period specified therein, and those provisions as well as sub-part (d) of the 2009 Agreement are incorporated into this Agreement as if fully set out herein.

     12. Termination. The Executive’s employment as Executive Chairman shall continue until the earlier of the expiration of the term of this Agreement, including any renewed term as set forth in section 4 above, or until such employment terminates for any of the following reasons:
(a)	His death or Disability (as defined under the 2009 Agreement);

(b)	For Cause by the Company;

(c)	For Good Reason by the Executive; and

(d)	Without Cause by the Company or without Good Reason by the Executive, either of which shall require 30 days written notice to the other Party.
     For purposes of this Agreement, “Good Reason” means (i) the Company’s failure to correct, within 30 business days of receiving written notice, a material breach of this Agreement or the assignment of duties or obligations to the Executive inconsistent with his duties as Executive Chairman or (ii) the Company’s failure to comply with section 16.
     For purposes of this Agreement, “Cause” means the Executive’s conviction of a criminal felony or failure to correct, within 30 business days of receiving written notice, a material breach of this Agreement; and in either instance, termination for Cause by the Company is to be effected by adoption of a written resolution of the Board, by no less than a two-thirds majority of its entire membership, finding the existence of “Cause” and terminating the employment relationship.
     13. Payments Upon Termination. The Company shall be responsible for the following payments to the Executive upon a termination of the Executive’s employment with the Company (other than one resulting from the expiration of the term, or a renewed term, of this Agreement).
     (a) In the event of termination of the Executive’s employment with the Company due to death or Disability, the Executive (or his beneficiary, heir or estate) shall receive those payments specified in section 8(b) of the 2009 Agreement at those times therein specified.

     (b) In the event of termination of employment for Cause, the Executive shall receive those payments specified in section 8(c) of the 2009 Agreement at those times therein specified.
     (c) In the event of termination of employment by the Executive for Good Reason or by the Company without Cause (including as a consequence of the failure of the stockholders to re-elect the Executive to the Board), the Executive shall receive those payments and benefits specified in section 8(e) of the 2009 Agreement, but without any proration as provided therein, and paid as provided at those times therein specified, except that (i) in lieu of the amount specified in section 8(e)(i)(C), the Executive shall receive (at the time specified in section 8(e) of the 2009 Agreement) an amount equal to his aggregate Base Salary that otherwise would be payable through the end of the then current term of this Agreement, (ii) section 8(e) shall be applied as if the term “Highest Bonus Amount” means an amount equal to the greater of $900,000 or the average of the annual bonuses paid to the Executive in his capacity as Executive Chairman, and (iii) in addition to the payments and benefits provided above in this section 13(c), all restricted stock awards of the Executive existing on the date of his termination of employment shall vest in full, to the extent not then vested, and be payable to the Executive on such date of termination; all stock options of the Executive existing on such date of termination shall vest in full on such date, to the extent not then vested, and shall be exercisable pursuant to their terms on and after such date; and all performance unit awards of the Executive existing on such date of termination shall be vested and earned in full on such date, without any proration, subject to the achievement of the performance metrics applicable for such awards, and payments under such performance unit awards shall be made at the times specified in the applicable performance unit agreements.
     (d) In the event of termination of employment by the Executive without Good Reason, the Executive shall receive those payments specified in section 8(d) of the 2009 Agreement at those times therein specified.
     For the avoidance of doubt, for purposes of this section 13 all references in the 2009 Agreement to “Base Salary” shall be deemed to be references to the Executive’s Base Salary in effect under section 7(a) of this Agreement.
     14. Section 409A Compliance. It is intended that this Agreement shall comply with Section 409A of the Internal Revenue Code (the “Code”). The provisions of this Agreement shall be interpreted and administered by the Company in a manner that complies with Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, if any payment provided for in this Agreement would be subject to additional taxes and interest under Section 409A of the Code if the Executive’s receipt of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then such payment shall not be made to the Executive until the earlier of (a) the date of the Executive’s death or (b) the date that is six months after the date of the Executive’s “separation from service” (within the meaning of Section 409A of the Code) with the Company. Any such delayed payments shall be paid in a lump sum without interest.
     15. Dispute Resolution. The Parties adopt by reference the Dispute Resolution provisions of section 14 of the 2009 Agreement.
     16. Successors. The Company will require that any successor agree to adopt and comply in all respects with the terms and provisions of this Agreement.
     17. Amendments and Waiver. No amendment, modification or waiver of any provision of this Agreement shall be effective unless reduced to writing and signed by both Parties.
     18. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all prior agreements and understandings, whether they be written or oral, except as otherwise expressly stated herein. The Executive’s participation, compensation and benefits under the Company’s employee benefit plans and compensation arrangements shall remain subject to the terms of such plans and compensation arrangements, except to the extent otherwise provided in this Agreement, and as they may be modified from time to time by the Company; provided that no modification to any such plan or arrangement shall adversely impact the Executive unless the modification is generally applicable to senior executive employees and officers of the Company, and in no event shall any such modification adversely affect any right or benefit of the Executive provided for in this Agreement.
     19. Notice. Notices and all other communications provided for in this Agreement shall be in writing and deemed to have been duly given when delivered or mailed by United States certified mail or registered mail, return receipt requested, postage prepaid, addressed as follows to the respective party:

Mr. Chad C. Deaton
13914 I. O. Court
Willis, Texas 77318
Baker Hughes Incorporated
2929 Allen Parkway, Suite 2100
Houston, Texas 70019
Attention: General Counsel
or to such other address as either Party may have furnished the other in writing in accordance with this provision, except that notices of change of address shall be effective only upon receipt.
     20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles.
     21. Effectiveness. This Agreement shall become effective as of the Effective Date upon approval of the Board following its execution. The Board shall provide to the Executive a certified copy of the written resolution of approval as soon as practicable.
     In witness whereof, the Parties have executed this Agreement effective for all purposes as of the Effective Date.

BAKER HUGHES INCORPORATED
By:	/s/H. John Riley, Jr.
H. John Riley, Jr.
Lead Director Date: April 28, 2011

By:	/s/Claire W. Gargalli
Claire W. Gargalli
Chair, Compensation Committee Date: April 28, 2011

CHAD C. DEATON
/s/Chad C. Deaton
Date: April 28, 2011

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